Final
10/25/17

Aflac Incorporated Form 8-K

EXHIBIT 99.1
News Release
FOR IMMEDIATE RELEASE

Aflac Incorporated Announces Third Quarter Results,
Upwardly Revises 2017 Operating EPS Outlook,
Increases Fourth Quarter Cash Dividend 4.7%

COLUMBUS, Ga. - October 25, 2017 - Aflac Incorporated today reported its third quarter results.

Total revenues were $5.5 billion during the third quarter of 2017, compared with $5.7 billion in the third quarter of 2016. Net earnings were $716 million, or $1.80 per diluted share, compared with $629 million, or $1.53 per diluted share a year ago. The increase in net earnings in the third quarter of 2017 primarily reflects realized investment gains compared with third quarter 2016.

Net earnings in the third quarter of 2017 included pretax net realized investment gains of $71 million, or $0.18 per diluted share on a pretax basis, compared with pretax net losses of $130 million, or $0.32 per diluted share a year ago. Beginning in the first quarter of 2017, the company began reporting amortized hedge costs associated with certain U.S. dollar investments in the Japan portfolio as part of operating earnings. Pretax net realized gains from securities transactions and impairments for the third quarter amounted to $53 million and were composed of pretax net realized investment gains from securities transactions of $61 million and pretax realized investment losses from impairments and change in loan loss reserves of $8 million. Pretax net realized investment gains from certain derivative and foreign currency activities in the quarter were $18 million. Net earnings also included a pretax charge of $10 million, reflecting Japan branch conversion costs. The income tax expense on non-operating items in the quarter was $21 million.

The following discussion includes references to Aflac’s non-U.S. GAAP performance measures, operating earnings, operating earnings per diluted share, operating return on equity, amortized hedge costs, and adjusted book value. These measures are not calculated in accordance with U.S. GAAP. The measures exclude items that the company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations. Management uses operating earnings, operating earnings per diluted share, and operating return on equity to evaluate the financial performance of Aflac’s insurance operations on a consolidated basis and believes that a presentation of these measures is vitally important to an understanding of the underlying profitability drivers and trends of Aflac’s insurance business. The company believes that amortized hedge costs, which are a component of operating earnings, measure the periodic currency risk management costs associated with hedging a portion of Aflac Japan’s U.S. dollar-denominated investments and are an important component of net investment income. The company considers adjusted book value important as it excludes accumulated other comprehensive income (AOCI), which fluctuates due to market movements that are outside management’s control. Definitions of the company’s non-GAAP measures and reconciliations to the most comparable U.S. GAAP measures are provided in the schedules accompanying this release.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. As a result, the company views foreign currency translation as a financial reporting issue for Aflac rather than an economic event

Final
10/25/17

to the company or shareholders. Because a significant portion of the company’s business is conducted in Japan and foreign exchange rates are outside of management’s control, Aflac believes it is important to understand the impact of translating Japanese yen into U.S. dollars. Operating earnings, operating earnings per diluted share, and operating return on equity, all excluding current period foreign currency impact, are computed using the average yen/dollar exchange rate for the comparable prior year period, which eliminates dollar based fluctuations driven solely from currency rate changes.

The average yen/dollar exchange rate in the third quarter of 2017 was 111.03, or 7.8% weaker than the average rate of 102.37 in the third quarter of 2016. For the first nine months, the average exchange rate was 111.89, or 3.0% weaker than the rate of 108.58 a year ago. Aflac Japan’s growth rates in dollar terms for the third quarter and first nine months were suppressed as a result of the weaker yen/dollar exchange rate.

Operating earnings in the third quarter were $676 million, compared with $713 million in the third quarter of 2016. The decrease in operating earnings primarily reflects the impact of a weaker yen in the quarter. Strong overall margins in the quarter were driven by an improved benefit ratio in Japan and include pretax cancer claim reserve adjustments of $22 million, or ¥2.4 billion. Operating earnings per diluted share decreased 2.3% to $1.70 per diluted share in the quarter, and includes an after-tax benefit from the reserve adjustment of $0.04 per diluted share, compared with $1.74 a year ago. The weaker yen/dollar exchange rate decreased operating earnings per diluted share by $0.07 for the third quarter. Excluding the impact of the weaker yen, operating earnings per diluted share increased 1.7% to $1.77.

For the first nine months of 2017, total revenues were down 2.2% to $16.2 billion, compared with $16.6 billion in the first nine months of 2016. Net earnings were $2.0 billion, or $5.05 per diluted share, compared with $1.9 billion, or $4.59 per diluted share, for the first nine months of 2016. Operating earnings for the first nine months of 2017 were $2.1 billion, or $5.20 per diluted share, compared with $2.1 billion, or $5.06 per diluted share, in 2016. Excluding the negative impact of $0.08 per share from the weaker yen, operating earnings per diluted share increased 4.3% for the first nine months of 2017.

Total investments and cash at the end of September 2017 were $122.5 billion, compared with $121.9 billion at June 30, 2017.

In the third quarter, Aflac repurchased $219 million, or 2.7 million of its common shares. For the first nine months of the year, the company purchased $1.0 billion, or 13.9 million of its common shares. At the end of September, the company had 53.0 million shares available for purchase under its share repurchase authorizations.

Shareholders’ equity was $22.0 billion, or $55.80 per share, at September 30, 2017, compared with $22.8 billion, or $55.84 per share, at September 30, 2016. Shareholders’ equity at the end of the third quarter included a net unrealized gain on investment securities and derivatives of $5.4 billion, compared with a net unrealized gain of $6.1 billion at September 30, 2016. The annualized return on average shareholders’ equity in the third quarter was 13.2%.

Shareholders’ equity excluding AOCI was $18.4 billion, or $46.83 per share at September 30, 2017, compared with $17.4 billion, or $42.70 per share, at September 30, 2016. On an operating basis, the annualized return on average shareholders’ equity excluding AOCI on a currency-neutral basis for the third quarter was 15.4% and for the first nine months of the year was 15.5%.

AFLAC JAPAN

In yen terms, Aflac Japan’s premium income, net of reinsurance, decreased 3.5% in the third quarter to ¥355.3 billion, with growth in third sector premium more than offset by an anticipated reduction in first sector premium due to savings products reaching premium paid-up status in the quarter. Net investment income, net of amortized hedge costs, increased 1.1% to ¥62.5 billion primarily due to the foreign currency impact of U.S. dollar-denominated investments. The increases in net investment income from the weakening yen/strengthening dollar were partially offset by lower re-investment rates and increased amortized hedge costs. Amortized hedge costs on the U.S. dollar investment portfolio totaled $60 million pretax quarter to date, compared with $54 million in the previous year. Total revenues were down 2.8% to ¥419.0 billion in the third quarter. Pretax operating earnings in yen for the quarter decreased 1.3% on a reported basis and 4.4% on a currency-neutral basis. The pretax operating profit margin for the Japan segment was 19.9%, compared with 19.6% in the prior year.

For the first nine months, premium income in yen was ¥1.1 trillion, or 2.4% lower than a year ago. Net investment income, net of amortized hedge costs, decreased 3.4% to ¥188.3 billion. Total revenues in yen were down 2.5% to ¥1.3 trillion. Pretax operating earnings were ¥259.0 billion, or 1.8% lower than a year ago.

Final
10/25/17

Aflac Japan’s growth rates in dollar terms for the third quarter were suppressed as a result of the weaker yen/dollar exchange rate. Premium income, net of reinsurance, decreased 11.0% to $3.2 billion in the third quarter. Net investment income, net of amortized hedge costs, decreased 7.6% to $561 million. Total revenues declined by 10.5% to $3.8 billion. Pretax operating earnings declined 9.6% to $748 million.

For the first nine months of the year, premium income in dollars was $9.6 billion, or 5.5% lower than a year ago. Net investment income, net of amortized hedge costs, decreased 7.0% to $1.7 billion. Total revenues were down 5.7% to $11.3 billion. Pretax operating earnings were $2.3 billion, or 5.3% lower than a year ago.

In the third quarter, total new annualized premium sales decreased 10.5% to ¥23.7 billion, or $214 million. Third sector sales, which include cancer, medical and income support products, increased 2.1% to ¥22.1 billion in the quarter. Total first sector sales, which include products such as WAYS and child endowment, were down 66.7% in the quarter, reflecting the company’s actions to reduce the sale of first sector savings products that are more interest-sensitive.

For the first nine months of the year, new annualized premium sales declined 19.0% to ¥71.2 billion, or $637 million. Third sector sales increased 5.0% in the first nine months of the year.

AFLAC U.S.

Aflac U.S. premium income increased 2.1% to $1.4 billion in the third quarter. Net investment income was up 2.8% to $181 million. Total revenues increased 2.1% to $1.6 billion. The pretax operating profit margin for the U.S. segment was 20.1%, compared with 20.9% a year ago. Pretax operating earnings in the quarter were $316 million, a decrease of 2.2%, reflecting elevated investment in the platform.

For the first nine months of the year, total revenues were up 1.9% to $4.7 billion and premium income rose 1.9% to $4.2 billion. Net investment income increased 2.5% to $539 million. Pretax operating earnings were $956 million, 1.1% higher than a year ago.

Aflac U.S. total new annualized premium sales increased 7.5% in the quarter to $348 million. Persistency in the quarter was 77.7%, compared with 76.9% a year ago. For the first nine months of the year, total new sales were up 3.8% to $1.0 billion.

DIVIDEND

The board of directors announced a 4.7% increase in the quarterly cash dividend, effective with the fourth quarter payment. The fourth quarter dividend of $0.45 per share is payable on December 1, 2017, to shareholders of record at the close of business on November 15, 2017.

OUTLOOK

Commenting on the company’s results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased that our third quarter and year to date financial results in both Japan and the U.S. reflected solid performance and continued our progress toward achieving the company’s objectives for 2017.

“Aflac Japan, our largest earnings contributor, generated strong financial results both in the quarter and the first nine months of the year. In yen terms, results on an operating basis were better than expected for the quarter, resulting primarily from improved benefit ratios. Additionally, our operation in Japan continued to produce strong third sector sales results. As discussed at our Financial Analysts Briefing, near-term growth rates for third sector products face challenging comparisons, and we continue to target a long-term growth rate in the range of 4% to 6% through 2019.

“Turning to our U.S. operations, we are pleased with our overall performance and continued strength in profitability. I am particularly encouraged by our strong sales results in the third quarter. This success reflects our focus on the growth strategy we implemented in both our career and broker channels. Our results on an operating basis reflect continued strength in benefit ratios and ongoing investment in our platform. We continue to anticipate a long-term growth rate of 3% to 5% in new annualized premium sales through 2019.

“We remain committed to maintaining strong capital ratios on behalf of our policyholders and all stakeholders. We balance this financial strength with a focus on increasing the dividend, repurchasing shares and reinvesting in our business. We

Final
10/25/17

continue to believe our financial strength in Japan positions us to repatriate in the range of ¥120 to ¥140 billion to the U.S. for the calendar year 2017, assuming capital conditions remain stable. We continue to anticipate that we’ll repurchase in the range of $1.3 to $1.5 billion of our shares in 2017, which also assumes stable capital conditions and the absence of compelling alternatives.

“The board of directors’ action to increase the quarterly dividend by 4.7% demonstrates our commitment to rewarding our shareholders. This marks the 35th consecutive year of increasing our cash dividend. Our dividend policy is guided by growth in operating earnings per share along with free cash flow generation and capital quality.

“Having completed the first nine months of the year, I am pleased with the company’s overall results. We believe those results, combined with our outlook for the remainder of 2017, well-position Aflac for another year of solid financial performance. We continue to expect increased spending in the fourth quarter in support of initiatives designed to drive future growth. I am extremely pleased that we are upwardly revising our 2017 operating earnings per diluted share outlook from a range of $6.40 to $6.65 to a higher range of $6.75 to $6.95, both of which exclude the impact of the yen. If the yen averages ¥110 to ¥115 to the dollar for the fourth quarter, we would expect operating earnings, a non-GAAP measure, to be approximately $1.42 to $1.66 per diluted share in the fourth quarter, making full-year operating earnings approximately $6.62 to $6.86 per diluted share.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For more than six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leader in voluntary insurance sales at the worksite. Through its trailblazing One Day PaySM initiative, Aflac U.S. can receive, process, approve and disburse payment for eligible claims in one business day. In Japan, Aflac is the leading provider of medical and cancer insurance and insures 1 in 4 households. Aflac insurance products help provide protection to more than 50 million people worldwide. For 11 consecutive years, Aflac has been recognized by Ethisphere as one of the World's Most Ethical Companies. In 2017, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work for in America for the 19th consecutive year and in 2017 included Aflac on its list of Most Admired Companies for the 16th time. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac and One Day PaySM, visit aflac.com or aflac.com/espanol.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Thursday, October 26, 2017.

Final
10/25/17

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2017	2016	% Change
Total revenues	$5,506	$5,716	(3.7)%
Benefits and claims, net	3,083	3,378	(8.7)
Total acquisition and operating expenses	1,348	1,375	(2.0)
Earnings before income taxes	1,075	963	11.6
Income taxes	359	334
Net earnings	$716	$629	13.8%
Net earnings per share – basic	$1.81	$1.54	17.5%
Net earnings per share – diluted	1.80	1.53	17.6
Shares used to compute earnings per share (000):
Basic	394,479	408,519	(3.4)%
Diluted	397,381	411,140	(3.3)
Dividends paid per share	$0.43	$0.41	4.9%

Final
10/25/17

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2017	2016	% Change
Total revenues	$16,243	$16,604	(2.2)%
Benefits and claims, net	9,174	9,657	(5.0)
Total acquisition and operating expenses	4,050	4,033	0.4
Earnings before income taxes	3,019	2,914	3.6
Income taxes	998	1,006
Net earnings	$2,021	$1,908	5.9%
Net earnings per share – basic	$5.09	$4.62	10.2%
Net earnings per share – diluted	5.05	4.59	10.0
Shares used to compute earnings per share (000):
Basic	397,323	413,023	(3.8)%
Diluted	400,241	415,446	(3.7)
Dividends paid per share	$1.29	$1.23	4.9%

Final
10/25/17

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

SEPTEMBER 30,	2017	2016	% Change
Assets:
Total investments and cash	$122,489	$128,935	(5.0)%
Deferred policy acquisition costs	9,413	9,759	(3.5)
Other assets	4,181	5,407	(22.7)
Total assets	$136,083	$144,101	(5.6)%
Liabilities and shareholders’ equity:
Policy liabilities	$98,713	$105,556	(6.5)%
Notes payable	5,248	5,765	(9.0)
Other liabilities	10,145	9,995	1.5
Shareholders’ equity	21,977	22,785	(3.5)
Total liabilities and shareholders’ equity	$136,083	$144,101	(5.6)%
Shares outstanding at end of period (000)	393,875	408,021	(3.5)%

Final
10/25/17

DEFINITIONS OF NON-U.S. GAAP FINANCIAL MEASURES

Aflac defines the non-U.S. GAAP measures included in this earnings release as follows:

•
Operating earnings includes interest cash flows associated with notes payable and amortized hedge costs related to foreign currency denominated investments, but excludes certain items that cannot be predicted or that are outside of management's control, such as realized investment gains and losses from securities transactions, impairments, change in loan loss reserves and certain derivative and foreign currency activities; nonrecurring items; and other non-operating income (loss) from net earnings. Nonrecurring and other non-operating items consist of infrequent events and activity not associated with the normal course of the company's insurance operations and do not reflect Aflac's underlying business performance.

•	Operating earnings per share (basic or dilutive) are the operating earnings for the period divided by the weighted average outstanding shares (basic or dilutive) for the period presented.

•
Operating return on equity excluding current period foreign currency impact is calculated using operating earnings excluding the impact of the yen/dollar exchange rate, as reconciled with total U.S. GAAP net earnings, divided by average shareholders’ equity, excluding accumulated other comprehensive income (AOCI). The comparable U.S. GAAP measure is return on average equity (ROE) as determined using net earnings and average total shareholders’ equity.

•
Amortized hedge costs represent costs incurred in using foreign currency forward contracts to hedge the foreign exchange risk of a portion of U.S. dollar-denominated assets in the company’s Japan segment investment portfolio. These amortized hedge costs are derived from the difference between the foreign currency spot rate at time of trade inception and the contractual foreign currency forward rate, recognized on a straight line basis over the term of the hedge. There is no comparable U.S. GAAP financial measure for amortized hedge costs.

•	Adjusted book value is the U.S. GAAP book value, less AOCI as recorded on the U.S. GAAP balance sheet.

Final
10/25/17

RECONCILIATION OF NET EARNINGS TO OPERATING EARNINGS1
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2017	2016	% Change

Net earnings	$716	$629	13.8%

Items impacting net earnings:
Realized investment (gains) losses:
Securities transactions and impairments	(53)	37
Certain derivative and foreign currency (gains) losses [2,3]	(18)	93
Other and non-recurring (income) loss [3]	10	—
Income tax (benefit) expense on items excluded from operating earnings [2]	21	(46)

Operating earnings	676	713	(5.2)%
Current period foreign currency impact [4]	29	N/A
Operating earnings excluding current period foreign currency impact [5]	$705	$713	(1.1)%

Net earnings per diluted share	$1.80	$1.53	17.6%

Items impacting net earnings:
Realized investment (gains) losses:
Securities transactions and impairments	(0.13)	0.09
Certain derivative and foreign currency (gains) losses [2,3]	(0.05)	0.23
Other and non-recurring (income) loss [3]	0.03	—
Income tax (benefit) expense on items excluded from operating earnings [2]	0.05	(0.11)

Operating earnings per diluted share	1.70	1.74	(2.3)%
Current period foreign currency impact [4]	0.07	N/A
Operating earnings per diluted share excluding current period foreign currency impact [5]	$1.77	$1.74	1.7%
1 Amounts may not foot due to rounding.
2 To conform to current year presentation, prior-year amounts have been revised to reflect the change in methodology of classifying the amortized hedge costs related to foreign currency denominated investments as a component of operating earnings.
3 Foreign currency gains (losses) for all periods have been reclassified from other income (loss) to derivative and foreign currency gains (losses) for consistency with current period presentation.
4 Prior period foreign currency impact reflected as “N/A” to isolate change for current period only.
5 Amounts excluding current period foreign currency impact are computed using the average yen/dollar exchange rate for the comparable prior-year period, which eliminates dollar-based fluctuations driven solely from currency rate changes.

Final
10/25/17

RECONCILIATION OF NET EARNINGS TO OPERATING EARNINGS1
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2017	2016	% Change

Net earnings	$2,021	$1,908	5.9%

Items impacting net earnings:
Realized investment (gains) losses:
Securities transactions and impairments	(33)	(29)
Certain derivative and foreign currency (gains) losses [2,3]	90	327
Other and non-recurring (income) loss [3]	38	—
Income tax (benefit) expense on items excluded from operating earnings [2]	(33)	(104)

Operating earnings	2,083	2,101	(0.9)%
Current period foreign currency impact [4]	31	N/A
Operating earnings excluding current period foreign currency impact [5]	$2,114	$2,101	0.6%

Net earnings per diluted share	$5.05	$4.59	10.0%

Items impacting net earnings:
Realized investment (gains) losses:
Securities transactions and impairments	(0.08)	(0.07)
Certain derivative and foreign currency (gains) losses [2,3]	0.22	0.79
Other and non-recurring (income) loss [3]	0.09	—
Income tax (benefit) expense on items excluded from operating earnings [2]	(0.08)	(0.25)

Operating earnings per diluted share	5.20	5.06	2.8%
Current period foreign currency impact [4]	0.08	N/A
Operating earnings per diluted share excluding current period foreign currency impact [5]	$5.28	$5.06	4.3%
1 Amounts may not foot due to rounding.
2 To conform to current year presentation, prior-year amounts have been revised to reflect the change in methodology of classifying the amortized hedge costs related to foreign currency denominated investments as a component of operating earnings.
3 Foreign currency gains (losses) for all periods have been reclassified from other income (loss) to derivative and foreign currency gains (losses) for consistency with current period presentation.
4 Prior period foreign currency impact reflected as “N/A” to isolate change for current period only.
5 Amounts excluding current period foreign currency impact are computed using the average yen/dollar exchange rate for the comparable prior-year period, which eliminates dollar-based fluctuations driven solely from currency rate changes.

Final
10/25/17

RECONCILIATION OF U.S. GAAP BOOK VALUE TO ADJUSTED BOOK VALUE
(UNAUDITED - IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

SEPTEMBER 30,	2017	2016	% Change
U.S. GAAP book value [1]	$21,977	$22,785
AOCI adjustment	(3,531)	(5,364)
Adjusted book value [2]	$18,446	$17,421
Number of outstanding shares at end of period (000)	393,875	408,021
U.S. GAAP book value per common share	$55.80	$55.84	(0.1)%
Adjusted book value per common share	46.83	42.70	9.7

[1]	U.S. GAAP book value represents total shareholders’ equity as recorded on the balance sheet.

[2]	Adjusted book value is the U.S. GAAP book value, adjusted for AOCI (as recorded on the U.S. GAAP balance sheet).

Final
10/25/17

RECONCILIATION OF U.S. GAAP RETURN ON EQUITY (ROE) TO OPERATING ROE
(EXCLUDING IMPACT OF FOREIGN CURRENCY)

THREE MONTHS ENDED SEPTEMBER 30,	2017	2016
U.S. GAAP ROE [1]	13.2%	11.1%
Differences between operating earnings and net earnings [2]	(0.7)	1.5
Impact of foreign currency [3]	(0.5)	—
Impact of excluding AOCI [4]	3.5	3.9
Operating ROE, excluding impact of foreign currency [5]	15.4%	16.5%

[1]	ROE is calculated by dividing net earnings (annualized) by average shareholders' equity.

[2]	See separate reconciliation of net income to operating earnings.

[3]
Impact of foreign currency is calculated by restating all yen components of the income statement to the weighted average yen rate for the comparable prior year period. The impact is the difference of the restated operating earnings compared to reported operating earnings. For comparative purposes, only current period income is restated using the weighted average prior period exchange rate, which eliminates the foreign currency impact for the current period. This allows for equal comparison of this financial measure.

[4]	Excludes all U.S. GAAP components of average AOCI from average shareholders' equity

[5]	Amounts presented may not foot due to rounding.

Final
10/25/17

RECONCILIATION OF U.S. GAAP RETURN ON EQUITY (ROE) TO OPERATING ROE
(EXCLUDING IMPACT OF FOREIGN CURRENCY)

NINE MONTHS ENDED SEPTEMBER 30,	2017	2016
U.S. GAAP ROE [1]	12.7%	12.6%
Differences between operating earnings and net earnings [2]	0.4	1.3
Impact of foreign currency [3]	(0.2)	—
Impact of excluding AOCI [4]	2.6	2.4
Operating ROE, excluding impact of foreign currency [5]	15.5%	16.2%

[1]	ROE is calculated by dividing net earnings (annualized) by average shareholders' equity.

[2]	See separate reconciliation of net income to operating earnings.

[3]
Impact of foreign currency is calculated by restating all yen components of the income statement to the weighted average yen rate for the comparable prior year period. The impact is the difference of the restated operating earnings compared to reported operating earnings. For comparative purposes, only current period income is restated using the weighted average prior period exchange rate, which eliminates the foreign currency impact for the current period. This allows for equal comparison of this financial measure.

[4]	Excludes all U.S. GAAP components of average AOCI from average shareholders' equity

[5]	Amounts presented may not foot due to rounding.

Final
10/25/17

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED SEPTEMBER 30, 2017	Including Currency Changes	Excluding Currency Changes[2]
Net premium income [3]	(7.4)%	(4.9)%
Net investment income [4]	(4.7)	(1.5)
Total benefits and expenses	(7.0)	(4.5)
Operating earnings	(5.2)	(1.1)
Operating earnings per diluted share	(2.3)	1.7

[1]	Refer to previously defined operating earnings and operating earnings per diluted share.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

[3]	Net of reinsurance

[4]	Less amortized hedge costs on foreign investments

Final
10/25/17

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2017	Including Currency Changes	Excluding Currency Changes[2]
Net premium income [3]	(3.4)%	(2.1)%
Net investment income [4]	(4.4)	(2.8)
Total benefits and expenses	(3.7)	(2.3)
Operating earnings	(0.9)	0.6
Operating earnings per diluted share	2.8	4.3

[1]	Refer to previously defined operating earnings and operating earnings per diluted share.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

[3]	Net of reinsurance

[4]	Less amortized hedge costs on foreign investments

Final
10/25/17

	2017 OPERATING EARNINGS PER SHARE[1] SCENARIOS[2]

Weighted- Average Yen/Dollar Exchange Rate	Operating Earnings Per Diluted Share			Foreign Currency Impact
100	$7.10	-	7.30	$0.35
105	6.89	-	7.09	0.14
108.70[3]	6.75	-	6.95	—
110	6.71	-	6.91	(0.04)
115	6.53	-	6.73	(0.22)
120	6.37	-	6.57	(0.38)
1 A non-GAAP financial measure, operating earnings per share (basic or dilutive) are the operating earnings for the period divided by the weighted average outstanding shares (basic or dilutive) for the period presented in 2017 and 2016. In reliance on the “unreasonable efforts” exception in Item 10(e)(1)(i)(B) of SEC Regulation S-K, a quantitative reconciliation to the most comparable GAAP measure is not provided for this financial measure. Forward-looking information with regard to the most comparable GAAP financial measure, earnings per share, is not available without unreasonable effort. This is due to the unpredictable and uncontrollable nature of these reconciling items, which would require an unreasonable effort to forecast and we believe would result in such a broad range of projected values that would not be meaningful to investors. For this reason, we believe that the probable significance of such information is low.
2 Table recasts all quarters to the average exchange rate.
3 Actual 2016 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This report contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by Company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target”, "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; exposure to significant interest rate risk; concentration of business in Japan; foreign currency fluctuations in the yen/dollar exchange rate; failure to execute or implement the conversion of the Japan branch conversion to a legal subsidiary; limited availability of acceptable yen-denominated investments; deviations in actual experience from pricing and reserving assumptions; ability to continue to develop and implement improvements in information technology systems; governmental actions for the purpose of stabilizing the financial markets; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; ongoing changes in our industry; failure to comply with restrictions on patient privacy and information security; extensive regulation and changes in law or regulation by governmental authorities; defaults and credit downgrades of our investments; ability to attract and retain qualified sales associates and employees; decline in creditworthiness of other financial institutions; subsidiaries' ability to pay dividends to Aflac Incorporated; decreases in our financial strength or debt ratings; inherent limitations to risk management policies and procedures; concentration of our investments in any particular single-issuer or sector; differing judgments applied to investment valuations; ability to effectively manage key executive succession; significant valuation judgments in determination of amount of impairments taken on our investments; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, acts of terrorism and damage incidental to such events; changes in U.S. and/or Japanese accounting standards; loss of consumer trust resulting from events external to our operations; increased expenses and reduced profitability resulting from changes in assumptions for pension and other postretirement benefit plans; level and outcome of litigation; failure of internal controls or corporate governance policies and procedures; and other risks and uncertainties described from time to time in Aflac Incorporated’s filings with the SEC.

Analyst and investor contact - David A. Young, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or dyoung@aflac.com
Media contact - Catherine H. Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com